EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. One to the Registration Statement on Form S-8 of Great Southern Bancorp, Inc. (Reg. No. 333-106190) of our report dated January 30, 2004, on the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2003.

/s/ BKD, LLP

Springfield, Missouri
May 17, 2004